PART C - THIS PART DESCRIBES CERTAIN CHARGES IN YOUR CONTRACT.

                                PART IX - CHARGES


WITHDRAWAL CHARGES (SEE SECTION 9.01 OF THE CONTRACT): Not Applicable under this Contract


TRANSFER CHARGES (SEE SECTION 9.02 OF THE CONTRACT):

[Currently, the number of free transfers is unlimited, subject to the terms of Sections 6.01 and 9.02. However, we reserve the right to limit the number of free transfers to [12] transfers per Contract Year.

For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or 2% of each transaction amount at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction. Automatic transfers between a Segment Type Holding Account and to a Segment are not included for purposes of this charge.]


CONTRACT FEE (SEE SECTION 9.04 OF THE CONTRACT): [Annual Rate of 0.65%
                                                 (equivalent to a daily rate
                                                 of 0.00001787%)]




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